Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION
(EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation

David A. Baumgarten

President and Chief Executive Officer

or

Michael W. Dosland

Senior Vice President and Chief Financial Officer

(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 25% INCREASE IN

NET INCOME FOR THE FIRST QUARTER OF 2015

Milwaukee, Wisconsin

April 15, 2015

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $3.6 million or $0.08 per diluted share in the first quarter of 2015, which was a 24.9% increase over net income of $2.8 million or $0.06 per diluted share in the same quarter of 2014. This improvement was due primarily to a recovery of loan losses in the 2015 quarter and higher brokerage and insurance commissions compared to the first quarter of 2014. Also contributing were higher mortgage banking revenue and loan-related fees, as well as lower income tax expense. These developments were partially offset by higher compensation-related costs, higher occupancy, equipment, and data processing costs, and a loss on real estate held for investment in the 2015 quarter.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “As we expected, continued improvement in the credit quality of our loan portfolio resulted in a recovery of loan loss allowance in the first quarter of 2015.” Baumgarten continued, “Also in line with our expectations was lower year-over-year growth in our net interest income, due to an anticipated contraction in our net interest margin.” He added, “The impact of this development was offset by year-over-year growth in our loan portfolio, which we believe will continue in the near future and which should enable us to show improvement in our net interest income in future quarters regardless of a possible contraction in margin.”

Bank Mutual’s net interest income increased slightly during the first three months of 2015 compared to the same period in 2014. This increase was primarily attributable to a $54.0 million or 2.6% increase in average earning assets between the periods, which was principally due to growth in Bank Mutual’s average loans receivable. Average loans receivable increased by $124.5 million or 8.3% during the three months ended March 31, 2015, compared to the same period in 2014. Management believes this annual rate of loan growth may be sustainable for the foreseeable future, although there can be no assurances.

The favorable impact of loan growth on net interest income was offset by an eight basis point decrease in Bank Mutual’s net interest margin in the first quarter of 2015 compared to the same quarter in the prior year. Net interest margin was 3.19% in the 2015 quarter compared to 3.27% in the 2014 quarter. During the quarter just ended, the average yield on Bank Mutual’s earning assets declined by 15 basis points compared to same period last year, but its average cost of funds declined by only six basis points between those periods. The decline in the average yield on earning assets was due in part to the continued repricing of Bank Mutual’s loan and securities portfolios to modestly lower levels in the current interest rate environment. The six basis point decline in Bank Mutual’s average cost of funds between the 2015 and 2014 quarters was due primarily to a nine basis point decline in the average cost of Bank Mutual’s certificates of deposit, also due to continued repricing of such deposits at lower rates. However, it should be noted that Bank Mutual’s average cost of certificates of deposit actually increased by five basis points in the first quarter of 2015 compared to the preceding fourth quarter of 2014. In recent months Bank Mutual has increased rates and lengthened maturity terms on certain of the certificates of deposit it offers customers in an effort to fund growth in earning assets and to manage exposure to future changes in interest rates. Accordingly, management believes that Bank Mutual’s certificates of deposit, which increased by $19.3 million or 3.7% during the first three months of 2015, may continue to increase in the near term and that the average cost of such deposits may also continue to increase in the future.

Also contributing to the six basis point decline in Bank Mutual’s average cost of funds in the first quarter of 2015 was an increase in average borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago compared to the same quarter in 2014. This increase was primarily in overnight and short-term borrowings, which were drawn to fund the aforementioned growth in earning assets between the periods. These borrowings typically have a lower interest cost than deposit liabilities, particularly certificates of deposit, which effectively reduces Bank Mutual’s average cost of funds. Management expects to replace these borrowings in the near term with increases in certificates of deposit, as described in the previous paragraph. However, there can be no assurances. If this occurs, management anticipates that Bank Mutual’s average cost of funds will increase in the near term.

Management believes Bank Mutual’s quarterly net interest margin will continue to trend modestly lower in the near term due to the reasons noted in the preceding paragraphs. Although a decline in net interest margin would generally have a negative impact on Bank Mutual’s net interest income, management anticipates that such impact may be more than offset by future growth in Bank Mutual’s earning assets, similar to that experienced in the first quarter of 2015, although such cannot be assured.

Bank Mutual’s provision for (recovery of) loan losses was $(964,000) in the first quarter of 2015 compared to $13,000 in the same quarter last year. A continued decline in Bank Mutual’s actual loan charge-off experience in recent periods has had a favorable impact on the methodology it uses to compute general valuation allowances, which is the principal reason for the loss recovery in the first quarter of the year. Also contributing was a continued decline in the level of Bank Mutual’s non-performing and classified loans, as described later in this release. General economic, employment, and real estate conditions continue to be stable in Bank Mutual’s markets. If such conditions continue in the near term and Bank Mutual continues to experience stable or reduced levels of non-performing loans, classified loans, and/or loan charge-off experience, management anticipates that the provision for (recovery of) loan losses may continue to be net recoveries for the remainder of 2015. However, there can be no assurances that these trends will continue or that classified loans, non-performing loans, and/or loan charge-off experience will be stable or trend lower in future periods. Accordingly, there can be no assurances that Bank Mutual’s provision for (recovery of) loan losses will not fluctuate considerably from period to period.

Deposit-related fees and charges declined by $55,000 or 1.9% during the three months ended March 31, 2015, compared to the same period in the previous year. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the decline in deposit-related fees and charges to changes in customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments were partially offset by increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

Brokerage and insurance commissions were $1.2 million during the first quarter of 2015, which was $478,000 or almost 70% higher than the same quarter in the previous year. This revenue item generally consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. However, Bank Mutual recently entered into a new relationship with a third-party financial service provider that will enable Bank Mutual to expand the investment products and services that it provides to its brokerage and investment advisory customers. In consideration for this new relationship, Bank Mutual received a one-time, non-refundable, incentive payment from the third party. This incentive payment accounted for the increase in this revenue item in the first quarter of 2015. The impact of this payment was partially offset by a decline in commissions from sales of tax-deferred annuities in the first quarter of 2015 compared to the same quarter of last year.

2

Mortgage banking revenue, net, was $866,000 and $630,000 during three-month periods ended March 31, 2015 and 2014, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended March 31
	2015	2014
	(Dollars in thousands)
Gross loan servicing fees	$676	$715
Mortgage servicing rights amortization	(508)	(422)
Mortgage servicing rights valuation recovery	–	1
Loan servicing revenue, net	168	294
Gain on loan sales activities, net	698	336
Mortgage banking revenue, net	$866	$630

Loan servicing revenue, net, was $168,000 in the first quarter of 2015 compared to $294,000 in the same period in 2014. This decrease was caused by a combination of lower gross loan servicing fees and higher amortization of mortgage servicing rights (“MSRs”). Gross loan servicing fees declined in the 2015 period due to an overall decline in loans serviced for third-party investors. As of March 31, 2015, Bank Mutual serviced $1.07 billion in loans for third-party investors compared to $1.13 billion one year earlier.

Amortization of MSRs increased by $86,000 or 20.4% during the first quarter of 2015 compared to the same quarter of 2014. Lower market interest rates for one- to four-family residential loans in late 2014 and early 2015 caused higher levels of actual and expected loan prepayment activity, which resulted in higher MSR amortization in the first quarter of 2015 compared to the same quarter in the prior year.

The change in the valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of March 31, 2015, Bank Mutual had no valuation allowance against its MSRs, which had a net book value of $7.6 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, such as that which has occurred in recent months. During such rate environments, loan refinance activity and expectations for future loan prepayments generally increase, which typically reduces the fair value of MSRs and results in an increase in the MSR valuation allowance. However, market interest rates for one- to four-family mortgage loans as of March 31, 2015, had not declined sufficiently to generate an MSR valuation allowance as of that date. However, there can be no assurances that an increase in the MSR valuation allowance will not be required in the future, particularly if market interest rates for one- to four-family residential loans remain low or decline further. An increase in the MSR valuation allowance, if any, would result in a charge to earnings in the period of the increase.

Gain on loan sales activities, net, was $698,000 and $336,000 during the three-month periods ended March 31, 2015 and 2014, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. In the first quarter of 2015, sales of these loans were $25.4 million, which was $14.7 million or almost 140% higher than the same quarter of 2014. Lower market interest rates for one- to four-family residential loans in recent periods, as previously noted, resulted in higher originations and sales of such loans in the first quarter of 2015 compared to the same quarter of last year. Management anticipates that lower rates early in 2015, combined with expectations for an improving housing market in 2015, could continue to result in higher originations and sales of residential loans by Bank Mutual in 2015 compared to 2014. However, the origination and sale of residential loans is subject to variations in market interest rates and other factors outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not vary considerably from period to period.

3

Loan-related fees were $437,000 and $226,000 during the first three months of 2015 and 2014, respectively. In previous periods, loan-related fees were reported as a component of other non-interest income. Loan-related fees consist of periodic income from lending activities that are not deferred as yield adjustments under the applicable accounting rules. The most significant source of fees in this revenue category are those realized from interest rate swaps related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. Management expects that this source of revenue will vary from period to period depending on borrower preference for the types of loan relationships that generate the interest rate swaps.

During the first quarter of 2015 Bank Mutual recorded a $320,000 loss on a number of real estate properties that it holds for investment purposes. The losses were the result of recent third-party appraisals that were obtained on certain properties to assist management in making a decision on whether the properties should be listed for sale. Management intends to sell certain properties that it holds for investment in the near future, but does not expect to realize significant proceeds or to record material gains or losses on the disposition of such properties. However, there can be no assurances that Bank Mutual will be successful at selling the properties or that additional losses related to such properties will not be incurred in the future.

Other non-interest income was $125,000 during the first quarter of 2015 compared to $26,000 during the same quarter in 2014. This change was due primarily to an increase in the fair value of certain investments held in trust for non-qualified employee benefit plans.

Compensation-related expenses increased by $1.3 million or 13.2% during the three months ended March 31, 2015, compared to the same period in 2014. This increase was partially the result of increased costs associated with Bank Mutual’s defined benefit pension plan, which was caused in large part by a decrease in the discount rate used to determine the present value of the pension obligation, but also to a change in certain other actuarial assumptions. Also contributing to the increase in compensation-related expenses was a change in 2014 in the manner in which employees earned benefits for compensated absences. This change reduced Bank Mutual’s expense for compensated absences in 2014, which resulted in that expense being $161,000 higher in the first quarter of 2015 than it was in the same period last year. Compensation-related expenses in the first quarter of 2015 were also higher because of normal annual merit increases granted to most employees at the beginning of the year. Finally, compensation-related expenses in the 2015 period included $83,000 for employee severance costs related to Bank Mutual’s recent announcement that it was closing seven retail branch offices, as more fully-described later in this release.

Occupancy, equipment, and data processing expenses increased by $450,000 or 13.4% during the three months ended March 31, 2015, compared to the same period in the prior year. Most of this increase was caused by $215,000 in asset disposition costs and $54,000 in other facility-related costs associated with Bank Mutual’s recent announcement that it was closing seven retail branch offices, as noted later in this release. Contributing to a lesser degree was an increase in certain data processing and software costs related to new systems Bank Mutual has installed in recent periods.

Advertising and marketing-related expense was $312,000 and $464,000 during the three months ended March 31, 2015 and 2014, respectively. Management expects that advertising and marketing-related expense in the full year of 2015 will approximate what it was during the full year of 2014. However, this result will depend on future management decisions and there can be no assurances.

Net losses and expenses on foreclosed real estate were $145,000 and $361,000 during the three months ended March 31, 2015 and 2014, respectively. In general, Bank Mutual has experienced lower losses (or in some cases gains) and lower expenses on foreclosed real estate in recent periods due to reduced levels of foreclosed properties and improved market conditions.

During the first quarter of 2015 Bank Mutual announced that it was closing seven retail branch offices in connection with an efficiency and expense reduction effort. Management anticipates that this action will result in annual net cost savings of approximately $1.5 million, although closures will not be completed until later in the second quarter of 2015. Bank Mutual will continue to provide products and services to affected customers through its other nearby locations, as well as its internet, mobile banking, and telephone channels. Management also believes that it will retain the majority of deposits and loans currently serviced through these locations, which were $72.7 million and $25.4 million, respectively, at March 31, 2015, although there can be no assurances.

4

In connection with the closures, Bank Mutual recorded $352,000 in one-time costs in non-interest expense during the three months ended March 31, 2015. These estimated costs consisted of $215,000 in asset disposition costs, $83,000 in employment severance costs, and $54,000 in other costs, as previously noted in this release. The asset disposition costs were principally based on recent third-party appraisals of the related real estate. Bank Mutual transferred $917,000 in net book value of real estate related to the closed offices to held for investment as of March 31, 2015. Management intends to list these properties for sale following the closure of the offices in the second quarter.

Income tax expense was $2.1 million and $2.4 million during the three months ended March 31, 2015 and 2014, respectively. The first quarter of 2014 included a one-time charge of $518,000 related to a state tax settlement, net of the related federal benefit. Excluding that charge, Bank Mutual’s effective tax rates (“ETRs”) were 36.8% and 36.4% during the first quarters 2015 and 2014, respectively. Bank Mutual’s ETR will vary from period to period due primarily to the impact of non-taxable revenue items, such as earnings from bank-owned life insurance (“BOLI”) and tax-exempt interest income. Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

Bank Mutual’s total assets increased by $81.4 million or 3.5% during the three months ended March 31, 2015. During this period Bank Mutual’s mortgage-related securities available-for-sale increased by $90.0 million due primarily to the purchase of securities intended by management to maintain the available-for-sale portfolio at a level considered sufficient to sustain liquidity on Bank Mutual’s balance sheet. The increase in mortgage-related securities was funded by a $56.9 million increase in borrowings from the FHLB of Chicago and a $24.9 million increase in deposit liabilities. Bank Mutual’s total shareholders’ equity was $282.8 million at March 31, 2015, compared to $280.7 million at December 31, 2014.

Bank Mutual’s loans receivable increased by $769,000 or 0.05% during the three months ended March 31, 2015. During this period commercial and industrial loans increased by $15.6 million or 6.9%, due to increased originations and credit line utilization by borrowers, and construction loans, net of the undisbursed portion, increased by $4.5 million or 3.8%, also due to increased originations. However, most of Bank Mutual’s other loan categories experienced decreases during the period due to increased loan repayment activity and certain seasonal factors.

Management believes economic, employment, and real estate conditions continue to be stable in Bank Mutual’s markets. As such, management continues to expect growth in Bank Mutual’s total loans during the remainder of 2015 to be similar to what it has been in recent years. Total loans receivable grew by 8.1%, 7.6%, and 6.2% in 2014, 2013, and 2012, respectively. However, growth in loans is subject to economic, market, and competitive factors outside of its control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

Bank Mutual’s deposit liabilities increased by $24.9 million or 1.4% during the three months ended March 31, 2015. Certificates of deposit increased by $19.3 million or 3.7% during the period and transaction deposits, consisting of checking, savings, and money market accounts, increased by $5.6 million or 0.5%. As noted earlier in this release, in recent months Bank Mutual has increased rates and lengthened maturity terms on certain of the certificates of deposit it offers customers. Accordingly, management believes that the average cost of Bank Mutual’s certificates of deposit may increase modestly in the near term and that such trend could continue for the foreseeable future. Furthermore, management anticipates that certificates of deposit will continue to increase in 2015 as a result of this strategy and that such increase will be used to reduce Bank Mutual’s overnight and short-term borrowings from the FHLB of Chicago and/or fund growth in its earning assets, although there can be no assurances.

Bank Mutual’s transaction deposits have increased in recent periods due largely to management’s efforts to increase sales of such products and related services to commercial businesses, as well as its efforts to focus retail sales efforts on such products and services. Transaction deposits increased by 5.8%, 6.9%, and 7.9% in 2014, 2013, and 2012, respectively, due in large part to these efforts. Also contributing to these increases, however, has been customer reaction to the relatively low interest rate environment for deposit products. Management believes that this environment has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which would have an adverse impact on its net interest margin.

5

Bank Mutual’s shareholders’ equity was $282.8 million at March 31, 2015, compared to $280.7 million at December 31, 2014. The book value of Bank Mutual’s common stock as of these dates was $6.06 per share and $6.03 per share, respectively. These increases were due primarily to $3.6 million in net income during the period, as well as a $1.0 million decline in other accumulated comprehensive loss (the latter due principally to an increase in the fair value of mortgage-related securities available-for-sale, net of income taxes). These developments were partially offset by the payment of a regular quarterly dividend and the repurchase of common stock during the period. During the three months ended March 31, 2015, Bank Mutual repurchased 168,459 shares of its common stock at an average price of $7.07 per share. Bank Mutual’s ratio of shareholders’ equity to total assets was 11.74% at March 31, 2015, compared to 12.06% at December 31, 2014. The decrease in this ratio was due principally to growth in the Company’s total assets during the first quarter, as previously described.

In 2013 the Board of Governors of the Federal Reserve (“FRB”) and the Office of the Comptroller of the Currency (“OCC”) published final regulatory capital rules under Basel III. These new capital rules were effective for Bank Mutual’s subsidiary bank beginning in 2015, although certain aspects of the new rules phase in over the next four years. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") imposed specific regulatory capital requirements on savings and loan holding companies such as Bank Mutual. These new requirements were also effective in 2015 and are substantially the same as those required for Bank Mutual’s subsidiary bank under Basel III. Bank Mutual will not report its March 31, 2015, regulatory capital levels under the new capital rules until the end of April when it files its first quarter call reports with its primary regulators. Management anticipates that both Bank Mutual and its subsidiary bank will meet or exceed the requirements to be categorized as “well capitalized” under the new regulatory capital requirements and that those requirements will not have a significant impact on the financial condition or operating results of either entity.

Bank Mutual’s non-performing loans were $11.4 million or 0.70% of loans receivable as of March 31, 2015, compared to $12.0 million or 0.74% of loans receivable as of December 31, 2014. Non-performing assets, which includes non-performing loans, were $16.5 million or 0.68% of total assets and $16.7 million or 0.72% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at March 31, 2015, management was closely monitoring $42.7 million in additional loans that were classified as “special mention” and $31.6 million in additional loans that were classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. These amounts compared to $43.5 million and $33.4 million, respectively, as of December 31, 2014. As of March 31, 2015, most of these additional loans that were classified as “special mention” or “substandard” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of March 31, 2015, although there can be no assurances that the loans will not become impaired in future periods.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $21.1 million or 1.30% of total loans at March 31, 2015, compared to $22.3 million or 1.37% of total loans at December 31, 2014. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 184.7% at March 31, 2015, compared to 185.7% at December 31, 2014. Management believes the allowance for loan losses at March 31, 2015, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of March 31, 2015, its subsidiary bank operated 75 banking locations in the state of Wisconsin and one in Minnesota. As noted in earlier in this release, however, management expects to close seven banking locations in the second quarter of 2015.

* * * * *

6

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels, including the possible effects of new regulatory capital requirements under Basel III; recent, pending, and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or the Bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2014 Annual Report on Form 10-K.

7

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)
	March 31	December 31
	2015	2014
ASSETS
Cash and due from banks	$28,844	$34,727
Interest-earning deposits	9,250	11,450
Cash and cash equivalents	38,094	46,177
Mortgage-related securities available-for-sale, at fair value	411,891	321,883
Mortgage-related securities held-to-maturity, at amortized cost
(fair value of $134,970 in 2015 and $134,117 in 2014)	131,817	132,525
Loans held-for-sale	4,613	3,837
Loans receivable (net of allowance for loan losses of $21,145
in 2015 and $22,289 in 2014)	1,632,072	1,631,303
Mortgage servicing rights, net	7,641	7,867
Other assets	183,743	184,854

Total assets	$2,409,871	$2,328,446

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,743,665	$1,718,756
Borrowings	313,349	256,469
Advance payments by borrowers for taxes and insurance	13,311	4,742
Other liabilities	56,717	63,988
Total liabilities	2,127,042	2,043,955
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2015 and 2014
Issued and outstanding - none in 2015 and 2014	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2015 and 2014
Issued - 78,783,849 shares in 2015 and 2014
Outstanding - 46,642,625 shares in 2015 and 46,568,284 in 2014	788	788
Additional paid-in capital	486,086	488,467
Retained earnings	160,749	159,065
Accumulated other comprehensive loss	(10,118)	(11,136)
Treasury stock - 32,141,224 shares in 2015 and 32,215,565 in 2014	(354,676)	(356,467)
Total shareholders' equity	282,829	280,717
Non-controlling interest in real estate partnership	-	3,774
Total equity including non-controlling interest	282,829	284,491

Total liabilities and equity	$2,409,871	$2,328,446

8

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)
	Three Months Ended
	March 31
	2015	2014
Interest income:
Loans	$16,517	$16,292
Mortgage-related securities	2,842	3,356
Investment securities	47	22
Interest-earning deposits	4	3
Total interest income	19,410	19,673
Interest expense:
Deposits	1,094	1,363
Borrowings	1,152	1,163
Total interest expense	2,246	2,526
Net interest income	17,164	17,147
Provision for (recovery of) loan losses	(964)	13
Net interest income after provision for loan losses	18,128	17,134
Non-interest income:
Deposit-related fees and charges	2,803	2,858
Brokerage and insurance commissions	1,166	688
Mortgage banking revenue, net	866	630
Loan-related fees	437	226
Income from bank-owned life insurance ("BOLI")	469	467
Loss on real estate held for investment	(320)	-
Other non-interest income	125	26
Total non-interest income	5,546	4,895
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	11,164	9,859
Occupancy and equipment	3,800	3,350
Federal insurance premiums	370	374
Advertising and marketing	312	464
Losses and expenses on foreclosed real estate, net	145	361
Other non-interest expense	2,266	2,351
Total non-interest expense	18,057	16,759
Income before income tax expense	5,617	5,270
Income tax expense	2,064	2,438
Net income before non-controlling interest	3,553	2,832
Net loss attributable to non-controlling interest	-	12
Net income	$3,553	$2,844

Per share data:
Earnings per share-basic	$0.08	$0.06
Earnings per share-diluted	$0.08	$0.06
Cash dividends paid	$0.04	$0.03

9

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended
	March 31
Loan Originations and Sales	2015	2014
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$28,535	$18,838
Commercial real estate	10,304	6,913
Multi-family	19,453	8,188
Construction and development	34,983	3,950
Total commercial loans	93,275	37,889
Retail loans:
One- to four-family first mortgages	14,714	15,027
Home equity	6,060	7,887
Other consumer	318	336
Total retail loans	21,092	23,250
Total loans originated for portfolio	$114,367	$61,139

Mortgage loans originated for sale	$26,130	$13,043

Mortgage loan sales	$25,370	$10,637

	March 31	December 31
Loan Portfolio Analysis	2015	2014
Commercial loans:
Commercial and industrial	$242,108	$226,537
Commercial real estate	264,344	263,512
Multi-family real estate	317,558	322,413
Construction and development loans:
Commercial real estate	44,758	42,405
Multi-family real estate	220,812	211,239
Land and land development	4,629	5,069
Total construction and development	270,199	258,713
Total commercial loans	1,094,209	1,071,175
Retail loans:
One- to four-family first mortgages:
Permanent	472,504	480,102
Construction	25,578	23,905
Total one- to four-family first mortgages	498,082	504,007
Home equity loans:
Fixed term home equity	133,751	139,046
Home equity lines of credit	77,955	80,692
Total home equity loans	211,706	219,738
Other consumer loans:
Student	9,296	9,692
Other	12,275	12,681
Total consumer loans	21,571	22,373
Total retail loans	731,359	746,118
Gross loans receivable	1,825,568	1,817,293
Undisbursed loan proceeds	(171,089)	(162,471)
Allowance for loan losses	(21,145)	(22,289)
Deferred fees and costs, net	(1,262)	(1,230)
Total loans receivable, net	$1,632,072	$1,631,303

Loans serviced for others	$1,074,119	$1,087,107

10

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Non-Performing Loans and Assets	2015	2014
Non-accrual commercial loans:
Commercial and industrial	$136	$201
Commercial real estate	4,487	4,309
Multi-family	1,389	1,402
Construction and development	780	803
Total commercial loans	6,792	6,715
Non-accrual retail loans:
One- to four-family first mortgages	3,863	4,148
Home equity	381	493
Other consumer	101	108
Total non-accrual retail loans	4,345	4,749
Total non-accrual loans	11,137	11,464
Accruing loans delinquent 90 days or more	312	540
Total non-performing loans	11,449	12,004
Foreclosed real estate and repossessed assets	5,037	4,668
Total non-performing assets	$16,486	$16,672
Non-performing loans to loans receivable, net	0.70%	0.74%
Non-performing assets to total assets	0.68%	0.72%

	March 31	December 31
Special Mention and Substandard Loans	2015	2014
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$16,034	$16,895
Commercial real estate	51,958	52,140
Multi-family	9,132	10,654
Construction and development	2,137	2,166
Total commercial loans	79,261	81,855
Retail loans:
One- to four-family first mortgages	5,990	6,431
Home equity	381	493
Other consumer	132	108
Total retail loans	6,503	7,032
Total	$85,764	$88,887

	Three Months Ended March 31
Activity in Allowance for Loan Losses	2015	2014
Balance at the beginning of the period	$22,289	23,565
Provision for loan losses	(963)	13
Charge-offs:
Commercial and industrial	-	-
Commercial real estate	-	(30)
Multi-family	-	-
Construction and development	-	-
One- to four-family first mortgages	(78)	(210)
Home equity	(42)	(20)
Other consumer	(159)	(123)
Total charge-offs	(279)	(383)
Recoveries:
Commercial and industrial	4	-
Commercial real estate	54	100
Multi-family	-	-
Construction and development	-	142
One- to four-family first mortgages	11	129
Home equity	15	6
Other consumer	14	5
Total recoveries	98	382
Net charge-offs	(181)	(1)
Balance at end of period	$21,145	23,577
Net charge-offs to average loans, annualized	0.04%	0.00%

	March 31	December 31
Allowance Ratios	2015	2014
Allowance for loan losses to non-performing loans	184.69%	185.68%
Allowance for loan losses to total loans	1.30%	1.37%

11

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Deposit Liabilities Analysis	2015	2014
Non-interest-bearing checking	$192,056	$187,852
Interest-bearing checking	248,840	253,595
Savings accounts	222,684	220,557
Money market accounts	536,729	532,705
Certificates of deposit	543,356	524,047
Total deposit liabilities	$1,743,665	$1,718,756

	Three Months Ended
	March 31
Selected Operating Ratios	2015	2014
Net interest margin (1)	3.19%	3.27%
Net interest rate spread	3.10%	3.19%
Return on average assets	0.60%	0.49%
Return on average shareholders' equity	5.04%	4.03%
Efficiency ratio (2)	79.51%	76.03%
Non-interest expense as a percent of average assets	3.03%	2.88%
Shareholders' equity to total assets at end of period	11.74%	12.22%

(1) Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2) Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income for the periods indicated.

	Three Months Ended
	March 31
Other Information	2015	2014
Average earning assets	$2,153,813	$2,099,821
Average assets	2,379,865	2,326,688
Average interest bearing liabilities	1,806,258	1,811,837
Average shareholders' equity	281,900	282,316
Weighted average number of shares outstanding:
As used in basic earnings per share	46,289,011	46,281,445
As used in diluted earnings per share	46,657,268	46,590,495

	March 31	December 31
	2015	2014
Number of shares outstanding (net of treasury shares)	46,642,625	46,568,284
Book value per share	$6.06	$6.03

12